Acorn Reports Improved Q2 Remote Monitoring and Control (IoT)

Device and Services Results and

Hosts Investor Call Today at 4:30 pm ET

Wilmington, DE – August 14, 2017 – Acorn Energy, Inc. (OTCQB: ACFN), a provider of machine-to-machine, Internet of Things (IoT) remote monitoring and control systems and services, announced results for its second quarter ended June 30, 2017. Acorn will host a conference call to review its results and outlook today at 4:30 p.m. EDT and an audio replay will be available thereafter (details below).

Jan Loeb, President and CEO of Acorn, commented, “Our OmniMetrix remote monitoring and control business continued to achieve growth and margin expansion during the second quarter. OmniMetrix’s second quarter margin of 57% represents a continuing trend of increasing margins for the Company.

“Meanwhile we are seeking to monetize our interest in DSIT in order to enhance our financial position and become a more focused company. We are in the midst of dialogues with various parties, though nothing can be assured at this point. We also continue to seek acquisition opportunities that could accelerate our growth and improve our bottom line, preferably in monitoring and control or a similarly synergistic and attractive space. We remain optimistic about growth opportunities for our business in coming quarters and hope to report progress on the monetization of DSIT before year end.

“In February we announced $1.9 million of director loan commitments of which $0.9 million was funded immediately. We have not yet called on any of the remaining $1.0 million commitment. The loans are due the earlier of April 30, 2018 or upon the monetization of DSIT.”

Acorn’s Financial Results

Acorn’s financial results reflect the deconsolidation DSIT’s operating results following the sale of a portion of its ownership in April 2016. DSIT’s operating results were fully consolidated for the period January 1 through April 21, 2016. Thereafter, Acorn records its share of DSIT’s net income under the equity method as “Share of income in DSIT.”

Principally reflecting the impact of the DSIT deconsolidation, Acorn’s second quarter 2017 revenue decreased to $1,045,000 from $1,915,000 in the second quarter 2016. Second quarter 2016 revenue included $1,154,000 from DSIT. Acorn’s revenue for the first six months of 2017 decreased to $2,141,000 from $6,676,000 in the first six months of 2016. First six months revenue of 2016 included $5,074,000 of DSIT revenue.

Acorn reported a second quarter 2017 net loss attributable to shareholders of $491,000, or $0.02 per share, compared to net income of $2,436,000, or $0.09 per share, in the second quarter of 2016. The second quarter of 2016 included a net gain of $3,543,000 on the sale of a portion of Acorn’s interest in DSIT. For the first half of 2017, Acorn reported a net loss attributable to shareholders of $711,000, or $0.02 per share, versus a loss of $539,000, or $0.02 per share, in the first half of 2016.

OmniMetrix

OmniMetrix Revenue Summary (dollars in thousands)
	Q2 2017	Q2 2016	% increase	% increase based on normalized 2016 revenue *
Hardware revenue	$500	$381	31%	31%
Monitoring revenue	$545	$380	43%	7%
Total revenue	$1,045	$761	37%	17%

	H1 2017	H1 2016	% increase	% increase based on normalized 2016 revenue *
Hardware revenue	$1,054	$781	35%	35%
Monitoring revenue	$1,087	$821	32%	14%
Total revenue	$2,141	$1,602	34%	24%

* 2016 monitoring revenue included a one-time negative adjustment of $130 in the second quarter of 2016 . Normalized revenue removes the impact of that adjustment.

As noted in the table above, Acorn’s OmniMetrix remote monitoring and control business revenue rose 37% to $1,045,000 in the second quarter of 2017 versus $761,000 in the second quarter of 2016. OmniMetrix’s second quarter 2017 revenue improvement was driven by increases in revenue from the sale of hardware monitoring equipment and greater monitoring revenue from an expanded base of units being monitored, combined with a one-time deferred revenue adjustment that reduced monitoring revenue by $130,000 in the second quarter of 2016. Excluding the impact of the one-time adjustment, second quarter 2017 revenue growth would have been 17%.

Revenue recognized from hardware sales increased 31% in the second quarter to $500,000, while monitoring revenue improved 43% to $545,000 versus second quarter 2016 (monitoring revenue would have grown 7% excluding the impact of the one-time revenue adjustment).

First half 2017 revenue rose 34% to $2,141,000 from $1,602,000 in first half 2016. Excluding the impact of the second quarter 2016 revenue adjustment, first half 2017 revenue would have grown 24% over first half 2016.

Year-over-year, revenue recognized from hardware sales increased 35% in the first half of 2017 to $1,054,000, while first half 2017 monitoring revenue increased 32% to $1,087,000 (monitoring revenue would have grown 14% excluding the impact of the one-time revenue adjustment).

Gross profit grew by 66% to $594,000 in the second quarter of 2017, reflecting a gross margin of 57%, versus second quarter 2016 gross profit of $357,000 and gross margin of 47%. Excluding the impact of the one-time revenue adjustment, gross profit would have increased 22% in the second quarter 2017 over second quarter 2016.

First half 2017 gross profit of $1,208,000 reflected a gross margin of 56% and represented a significant increase from first half 2016 gross profit of $782,000 and gross margin of 49%. The increase in gross margin was due to a change in the sales mix to higher margin Power Generation products as well as to the aforementioned one-time revenue adjustment.

OmniMetrix recorded $794,000 of operating costs during the second quarter of 2017, reflecting a 1% decrease versus second quarter 2016, as higher R&D costs were offset by lower SG&A expenses. OmniMetrix recorded $1,604,000 of operating costs during the first half of 2017, representing a 9% increase over first half 2016, due primarily to higher R&D costs related to the development of its next generation monitors.

OmniMetrix’s second quarter 2017 operating loss was reduced to $200,000 from $446,000 in the second quarter of 2016. Higher revenue and gross profit led to a reduced operating loss of $396,000 for OmniMetrix in the first half of 2017 versus an operating loss of $694,000 in the first half of 2016.

OmniMetrix continues to develop and launch additional product functionality to stay at the leading edge of innovative solutions for its customers.

DSIT Solutions

DSIT’s second quarter 2017 revenue increased to $4,001,000 versus $3,950,000 in second quarter 2016. First half 2017 revenue of $8,062,000 also improved over first half 2016 revenue of $7,870,000. Increased revenue for both periods were due primarily to revenue recognized from the $7.1 million Blackfish Hull Mounted Sonar systems contract secured in June 2016 as well as revenue from an initial fiber-optic border protection solution for an Eastern European country.

Second quarter 2017 gross profit increased to $1,452,000 compared to $1,300,000 in the second quarter of 2016, reflecting marginally higher revenue and an increase in gross margin to 36% in the second quarter of 2017 from 33% in the second quarter of 2016. The increase in gross margin was due to improved margins in historically lower-margin non-Naval projects and reduced material costs for certain Naval projects. DSIT’s gross profit increased to $2,747,000 in the first half of 2017 from $2,506,000 in the first half of 2016. Gross profit increased as a result of both increased revenue and an increase in gross margin to 34% in the first half of 2017 from 32% in the first half of 2016.

Liquidity and Capital Resources

As of June 30, 2017, Acorn had net working capital of $1,421,000 ($2,283,000 in continuing operations). Working capital in continuing operations includes $317,000 of cash and cash equivalents and $579,000 of escrow deposits related to the April 2016 DSIT transaction which are expected to be released in October 2017. Net cash increased by $88,000 during the six months ended June 30, 2017, of which $50,000 was provided by investing activities and $809,000 was provided from financing activities, while $771,000 was used in operating activities ($764,000 in continuing operations).

In February 2017, Acorn received $900,000 in cash pursuant to $1.9 million of loan commitments provided by certain members of Acorn’s Board of Directors. An additional $1.0 million remains available under that commitment. The Company has yet to call on that commitment for additional funds.

Conference Call Details

Date/Time:	Monday, August 14th at 4:30 p.m. EDT

Dial-in Number:	844-834-0644 or 412-317-5190 Int’l

Online Replay/Transcript:	The call audio file and transcript will be posted to the Investor Relations section of Acorn’s website when available.

Note: Questions can be emailed to acfn@catalyst-ir.com before or after the conference call.

About Acorn (www.acornenergy.com)

Acorn Energy, Inc. is a holding company with investments in two portfolio companies:

OmniMetrix™, Inc. (www.omnimetrix.net) - is a leader and pioneer in machine-to-machine (M2M) wireless remote monitoring and control for stand-by generators, gas pipelines, cell towers, medical facilities, data centers, public transportation systems, and other critical equipment, including at federal, state and municipal government facilities. OmniMetrix is a proven solution for making critical systems more reliable with thousands of monitored assets and many Fortune 500 customers. Acorn has an 80% equity stake in OmniMetrix and consolidates its assets, liabilities and results of operations.

DSIT Solutions Ltd. (www.dsit.co.il) - develops and produces sonar applications for defense, HLS, energy and commercial markets. DSIT employs a world-class multi-disciplinary professional team skilled in the latest sonar and real-time technologies. Products include: The Shield family of Diver Detection Sonars, Anti-Submarine Warfare and Hull Mounted Sonar systems, Portable Acoustic Ranges, Underwater Acoustic Signal Analysis applications and sonar simulators and trainers. Acorn has a 41.2% equity stake in DSIT that it accounts for under the equity method.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn will be successful in growing its business; reaching profitability; or maximizing the value of its operating companies and other assets. A complete discussion of the risks and uncertainties, which may affect Acorn Energy’s business, including the businesses of its subsidiaries is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Investor Relations Contacts:

William Jones, 267-987-2082

David Collins, 212-924-9800

Catalyst IR

acfn@catalyst-ir.com

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Six months ended June 30,		Three months ended June 30,
	2017	2016	2017	2016

Revenue	$2,141	$6,676	$1,045	$1,915
Cost of sales	933	4,263	451	1,133
Gross profit	1,208	2,413	594	782
Operating expenses:
Research and development expenses, net of credits	268	658	176	293
Selling, general and administrative expenses	1,784	3,830	925	1,205
Total operating expenses	2,052	4,488	1,101	1,498
Operating loss	(844)	(2,075)	(507)	(716)
Finance expense, net	(86)	(548)	(52)	(275)
Loss before income taxes	(930)	(2,623)	(559)	(991)
Income tax expense	—	(19)	—	(11)
Net loss after income taxes	(930)	(2,642)	(559)	(1,002)
Gain on sale of interest in DSIT, net of income taxes and transaction costs	—	3,543	—	3,543
Share of income in DSIT	69	25	33	25
Income (loss) before discontinued operations	(861)	926	(526)	2,566
Income (loss) from discontinued operations, net of income taxes	65	(1,610)	—	(224)
Net income (loss)	(796)	(684)	(526)	2,342
Non-controlling interest share of net (income) loss – continuing operations	85	145	35	94
Net income (loss) attributable to Acorn Energy, Inc. shareholders	$(711)	$(539)	$(491)	$2,436

Basic and diluted net income (loss) per share attributable to Acorn Energy, Inc. shareholders:
Continuing operations	$(0.02)	$0.04	$(0.02)	$0.10
Discontinued operations	0.00	(0.06)	—	(0.01)
Total attributable to Acorn Energy, Inc. shareholders	$(0.02)	$(0.02)	$(0.02)	$0.09
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – basic	29,368	27,644	29,402	27,963
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders –diluted	29,368	27,651	29,402	27,968

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of June 30, 2017	As of December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$317	$222
Escrow deposit	579	579
Accounts receivable, net of provisions for doubtful accounts of $11 at June 30, 2017 and December 31, 2016	591	1,005
Inventory, net	204	202
Investment in DSIT	5,727	5,658
Other current assets	921	932
Current assets – discontinued operations	62	119
Total current assets	8,401	8,717
Property and equipment, net	174	214
Other assets	323	309
Total assets	$8,898	$9,240
LIABILITIES AND EQUITY
Current liabilities:
Short-term credit	$285	$376
Accounts payable	376	708
Accrued payroll, payroll taxes and social benefits	65	327
Deferred revenue	2,229	2,149
Due to Acorn directors	1,163	—
Due to DSIT	1,429	—
Other current liabilities	509	629
Current liabilities – discontinued operations	924	997
Total current liabilities	6,980	5,186
Non-current liabilities:
Due to Acorn directors	—	165
Due to DSIT	—	1,171
Other non-current liabilities	843	831
Total non-current liabilities	843	2,167
Commitments and contingencies
Equity:
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share:
Authorized – 42,000,000 shares; Issued – 30,213,383 and 30,124,494 shares at June 30, 2017 and December 31, 2016, respectively	302	301
Additional paid-in capital	99,800	99,767
Warrants	1,600	1,600
Accumulated deficit	(97,757)	(97,046)
Treasury stock, at cost – 801,920 shares at June 30, 2017 and December 31, 2016	(3,036)	(3,036)
Accumulated other comprehensive loss	(254)	(254)
Total Acorn Energy, Inc. shareholders’ equity	655	1,332
Non-controlling interests	420	555
Total equity	1,075	1,887
Total liabilities and equity	$8,898	$9,240